Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications 910-254-7340	Senior Vice President, Corporate Finance 910-254-7690

aaiPharma Chairman Resumes CEO Responsibility; Company Names Interim COO

WILMINGTON, NC – March 29, 2004 – aaiPharma Inc. (NASDAQ: AAII) today announced that Dr. Frederick D. Sancilio will replace Dr. Philip Tabbiner as Chief Executive Officer. Dr. Tabbiner has stepped down from the CEO position and his Board seat to take a consulting position with the Company for an extended period to facilitate the transition. Dr. Sancilio, the founder and Executive Chairman of the Board of the Company, served as the Chairman and CEO of aaiPharma from 1979 until 2002 when Dr. Tabbiner was promoted to CEO.

The Company also announced the appointment of Gregory F. Rayburn to the position of interim Chief Operating Officer. Mr. Rayburn is a Senior Managing Director with FTI Consulting and a nationally recognized expert in restructuring matters. FTI is a premier provider of corporate finance/restructuring, forensic accounting, economic consulting and trial services. During his time with aaiPharma, Mr. Rayburn will report to Dr. Sancilio, and will focus on negotiating with existing creditors, evaluating banking proposals, and overseeing the development of operating and financial projections for the Company.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing well-known, branded medicines in its targeted therapeutic areas. aaiPharma ’s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.